AMERICAN LOCKER GROUP

                                  INCORPORATED

                                608 ALLEN STREET
                            JAMESTOWN, NEW YORK 14701


                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2000
                                   ----------



TO THE STOCKHOLDERS:

         The Annual Meeting of Stockholders will be held at the offices of Kirkpatrick & Lockhart LLP, Henry W. Oliver Building, 535 Smithfield Street, (Second Floor), Pittsburgh, PA 15222 on Tuesday, May 16, 2000, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

         1. To elect a Board of Directors consisting of seven persons to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

         2. To consider and act upon such other matters as may properly come before the meeting.

         The Board of Directors has fixed the close of business on March 22, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

         Whether or not you expect to attend the meeting in person, you are urged to sign, date and return the enclosed proxy promptly to the Company in the enclosed postage paid envelope.

                                    By Order of the Board of Directors

                                            Charles E. Harris
                                               Secretary

Jamestown, New York

April 6, 2000

                              AMERICAN LOCKER GROUP
                                  INCORPORATED

                                608 ALLEN STREET
                            JAMESTOWN, NEW YORK 14701
                                   ----------

                                 PROXY STATEMENT
                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2000

         This Proxy Statement and the enclosed proxy, which are being mailed to stockholders commencing on or about April 6, 2000, are furnished in connection with the solicitation by the Board of Directors of American Locker Group Incorporated (referred to in this Proxy Statement as the "Company") of proxies for the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 16, 2000, at 10:00 a.m., Eastern Daylight Time, at the offices of Kirkpatrick & Lockhart LLP, Henry W. Oliver Building, (2nd Floor), 535 Smithfield Street, Pittsburgh, PA 15222.

         Only holders of Common Stock of record at the close of business on March 22, 2000, will be entitled to notice of and to vote at the Annual Meeting. On that date there were outstanding 2,282,718 shares of Common Stock. Each share of the Company's outstanding Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

         If the enclosed Proxy is properly executed and returned, it may nevertheless be revoked at any time prior to its use by execution of a later dated proxy, by voting in person at the Annual Meeting or by written or verbal notice of such revocation to the Secretary of the Company at any time before such proxy is voted.

         A copy of the 1999 Annual Report of the Company is being mailed with this Proxy Statement.

PROXY SOLICITATION AND EXPENSES OF SOLICITATION

         Proxies are being solicited on behalf of the Board of Directors of the Company and the expenses of soliciting proxies will be borne by the Company. Solicitation will be made primarily by mail, but directors, officers and regular employees of the Company may solicit proxies personally, by mail, or by telephone or facsimile. The Company will not pay any compensation for the solicitation of proxies, but will reimburse banks, brokers and other custodians, nominees or fiduciaries for their reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies.

                                  INTRODUCTION

PURPOSE OF THE ANNUAL MEETING

         The Annual Meeting will be held for the purpose of electing seven directors to serve for a term of one year and until their successors are duly elected and qualified.

                              ELECTION OF DIRECTORS

         Seven persons, constituting the entire Board of Directors of the Company, are to be elected at the 2000 Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is intended that the accompanying proxy will be voted for the election of the seven nominees on the following pages. All seven of the nominees were elected by the stockholders of the Company at the 1999 Annual Meeting of Stockholders.

         All nominees have indicated that they are willing and able to serve as directors if elected. If any nominees should be unable or unwilling to serve, the proxies will be voted for the election of such person as shall be designated by the Board of Directors to replace such nominee.

         The Company is organized under the laws of the State of Delaware. The General Corporation Law of the State of Delaware requires that directors be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote in the election of directors. Accordingly, abstentions from voting and broker non-votes will have no effect on the outcome of such proposal. The stockholders of the Company are not entitled to vote cumulatively in the election of directors.

                    INFORMATION AS TO NOMINEES FOR DIRECTORS

         The following sets forth certain information concerning the nominees for election as directors, including the number of shares of Common Stock of the Company beneficially owned directly or indirectly, by each on March 22, 2000. Also included are the names of other companies filing reports pursuant to the Securities Exchange Act of 1934, as amended, for which the nominees serve as directors or trustees. There are no family relationships between any nominees or principal officers of the Company except between Edward F. Ruttenberg, a nominee for director, Chairman and Chief Executive Officer, and his brother, James E. Ruttenberg, a nominee for director.

ALAN H. FINEGOLD

         Mr. Alan H. Finegold, 57, a director since 1994, and a member of the Executive Committee and the Audit Committee, has, since October 1, 1997, been affiliated with the Law Offices of Alan H. Finegold, a law firm, and the Alan H. Finegold Company, which provides estate planning services. Prior to October 1, 1997, he served as a partner of Kirkpatrick & Lockhart LLP, a Pittsburgh law firm, for more than five years.

THOMAS LYNCH, IV

         Mr. Thomas Lynch, 56, a director since 1994, and a member of the Executive Compensation Committee and the Audit Committee, has served as a First Vice President of Janney, Montgomery and Scott, a brokerage firm, for more than five years.

ROY J. GLOSSER

         Mr. Roy J. Glosser, 39, a director since 1996, has been President and Chief Operating Officer of the Company since May 1996. In September 1998, he was appointed to the additional office of Treasurer of the Company. Between May 1995 and May 1996, he served as Vice President - Operations of the Company and between December 1992 and May 1995, he served as Director of Operations of the Company.

EDWARD F. RUTTENBERG

         Mr. Edward F. Ruttenberg, 53, a director since 1996, has been Chairman and Chief Executive Officer of the Company since September 1998. He served as Vice Chairman of the Company from May, 1996, through August 1998. He has served as President and a director of Rollform of Jamestown, Inc., a rollforming company, for more than five years.

JAMES E. RUTTENBERG

         Mr. James E. Ruttenberg, 58, a director since 1994 has since 1996 served as President of Claremont Billing Systems, Inc., a data processing/ telephone billing firm. Prior to 1996, he served as Executive Vice President of this company for more than five years.

JEFFREY C. SWOVELAND

         Mr. Jeffrey C. Swoveland, 44, a director since 1997, serves as Vice President-Finance and Treasurer of Equitable Resources, Inc. He joined Equitable Resources, Inc. as Director of Alternative Finance in September 1994. He was elected Treasurer in 1994 and became Vice President in 1995. He served as Interim Chief Financial Officer from October 1997 to July 1999. He serves as a director of Petroleum Development Corporation.


DONALD I. DUSSING, JR.

         Mr. Donald I. Dussing, Jr., 58, a director since 1998, has served as President - Buffalo Division of Manufacturers and Traders Trust Company since April, 1999. Prior to that time, he served as Senior Vice President and Manager of Western New York Commercial Banking Department, Manufacturers and Traders Trust Company for more than five years.


STOCK OWNERSHIP OF NOMINEES AND EXECUTIVE OFFICERS

         As of March 22, 2000, the nominees for director and the persons named in the section of this Proxy Statement entitled "Compensation and Other Transactions with Management and Others" owned the following shares of Common Stock of the Company:



NAME AND ADDRESS OF           AMOUNT AND NATURE OF                      PERCENT
BENEFICIAL OWNER              BENEFICIAL OWNERSHIP                      OF CLASS
--------------------------------------------------------------------------------
Alan H. Finegold                     8,000(1)                               *
273 N.E. Edgewater Drive
Stuart, FL  34996

Roy J. Glosser                      59,200(2)                              2.5%
608 Allen Street
Jamestown, NY 14702-1000

Thomas Lynch, IV                        0                                   *
201 Lexington Avenue
Pittsburgh, PA  15215

Edward F. Ruttenberg                44,332(3)                              1.5%
5864 Aylesboro Avenue
Pittsburgh, PA  15217

James E. Ruttenberg                 13,796                                  *
254 South Main St.
New City, NY  10956

Jeffrey C. Swoveland                   0                                    *
5870 Aylesboro Avenue
Pittsburgh, PA  15217

Donald I. Dussing, Jr.               2,000                                  *
6201 Senate Circle
East Amherst, New York  14051

David L. Henderson                  35,000(4)                              1.2%
5770 Rothesay Drive
Dublin, Ohio  43017

(*)      Less than 1%

(1) Includes 3,000 shares which Mr. Finegold has the right to acquire under stock options.

(2) Includes 54,000 shares which Mr. Glosser has the right to acquire under stock options. Also includes 800 shares owned by Mr. Glosser's wife with respect to which Mr. Glosser disclaims beneficial ownership.

(3) Includes 25,000 shares which Mr. Ruttenberg has the right to obtain under stock options. Includes 12, 000 shares held by Edward F. Ruttenberg, 2,000 shares held jointly by Edward F. Ruttenberg and Sara Ruttenberg. Also included are 5,332 shares held by Rollform of Jamestown, Inc. in which Mr. E. F. Ruttenberg and his immediate family own a 97% interest.

(4) Includes 11,500 shares which Mr. Henderson has the right to acquire under stock options.

         All directors and executive officers of the Company as a group (nine persons) and persons who may be deemed to be part of the group with a director owned beneficially 162,328 shares of Company Common Stock, or approximately 6.8% of the shares outstanding, on March 22, 2000. For purposes of the foregoing sentence, shares subject to stock options held by such persons (93,500 shares) are included in the number of shares held and the total number of shares outstanding.

                     INFORMATION WITH RESPECT TO COMMITTEES
                          AND COMPENSATION OF DIRECTORS

         During 1999, the Board of Directors met three times, the Executive Committee met two times, the Stock Option-Executive Compensation Committee met two times, and the Audit Committee met once. The functions of the Audit Committee consist primarily of reviewing the scope and results of the audit of the Company's financial statement and the findings and recommendations of the Company's independent accountants with respect to the system of internal controls and recommending to the Board of Directors the selection of the independent accountants for the Company for the next year. The functions of the Stock Option-Executive Compensation Committee consist of determining compensation to be paid to executive officers of the Company and administering all stock option plans of the Company, including making decisions relative to the grant of options. The function of the Executive Committee is to exercise the powers of the Board of Directors in the management of the affairs of the Company between the meetings of the Board of Directors. The Company does not have a nominating committee.

         Each director who is not a salaried employee of the Company is paid an annual fee of $3,500 and a fee of $300 for each meeting of the Board of Directors or of a Committee of the Board which he attends. Only one fee is payable if the Board and a Committee meet on the same day.

         All directors attended more than 75% of the aggregate total number of meetings held in 1999 by the Board of Directors and the Committees of the Board of Directors on which they serve.

                       COMPENSATION AND OTHER TRANSACTIONS
                           WITH MANAGEMENT AND OTHERS

         The following information is given for 1999, 1998 and 1997 with respect to the compensation which was paid or accrued for services in such years, or which was paid in such years for services in prior years but not included in the remuneration table in prior years' proxy statements, for each of the three highest paid executive officers of the Company whose aggregate compensation from the Company and its subsidiaries exceeded $100,000:



==========================================================================================================================

                                               SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------

                                                                                                          ALL OTHER
                                                                                   LONG TERM            COMPENSATION
  NAME AND PRINCIPAL POSITION               ANNUAL COMPENSATION                  COMPENSATION                (4)

                                        ----------------------------------------------------------------------------------



                                                                                   AWARDS(1)
                                                                                ------------------


                                                                                  Securities
                                                                                  Underlying
                                 Year        Salary          Bonus              Options/SARs(#)
--------------------------------------------------------------------------------------------------------------------------


Edward F. Ruttenberg             1997        $ 50,040        $ 15,000                 -                      $0
Chairman and Chief Executive     1998        $101,667        $ 73,700                 -                      $0
Officer (Effective               1999        $175,000        $118,800               15,000                   $0
September 3, 1998 (2))
---------------------------------------------------------------------------------------------------------------------------

Roy J. Glosser                   1997        $125,000        $ 75,000            60,000 shares (3)           $0
President, Chief Operating       1998        $150,000        $150,000                  -                     $0
Officer and Treasurer (3)        1999        $157,500        $108,000            10,000 shares               $0
---------------------------------------------------------------------------------------------------------------------------


David Henderson                  1997        $ 87,960       $  27,000                  -                     $0
Vice President/General Manager   1998        $ 90,180       $  54,600                  -                     $0
American Locker Security         1999        $ 92,880       $  36,000             5,000 shares               $0
Systems, Inc.
===========================================================================================================================


(1) Share data reflects the four for one stock distribution which was distributed on June 25, 1998.

(2)  On September 3, 1998, Edward J. Ruttenberg was appointed as  Chairman   and
Chief Executive Officer of the Company.

(3) In May 1997, Mr. Roy J. Glosser was granted options with respect to 60,000 shares (as adjusted to reflect the four for one stock distribution effective June 25, 1998) of common stock of the Company. In June 1998, stock appreciation rights were granted with respect to options covering 12,000 of these shares.

(4) In accordance with applicable regulations, the amounts do not include perquisites and other personal benefits received by the named officers because the aggregate value of such benefits did not exceed the lesser of $50,000 or 10 percent of the total salary and bonus for the named officers.

STOCK OPTIONS

1988 Plan

         In May 1988 the stockholders of the Company approved the American Locker Group Incorporated 1988 Stock Incentive Plan (the "1988 Plan"). Grants under the 1988 Plan were to be granted to certain officers and directors of the Company by the Executive Compensation Committee of the Board of Directors (the "Committee") in its discretion. Under terms of the 1988 Plan, no new options can be granted after February 29, 1998.

         The 1988 Plan provides for the grant of rights to receive cash and/or Company Common Stock, including options intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and options not intended so to qualify. The 1988 Plan provides that the exercise price of stock options must be no less than the fair market value on the date of grant of the shares of Company Common Stock subject thereto and no stock option granted under the 1988 Plan may be exercisable more than ten years after its grant. In the case of a holder of 10% or more of the Company Common Stock, options intended to be incentive stock options must have an exercise price of at least 110% of the fair market value of the underlying shares of Company Common Stock on the date of grant and such options must expire within five years of the date of grant.

         Upon exercise of a stock option, the option price is required to be paid in cash, or at the discretion of the Committee, in shares of Company Common Stock, valued at the fair market value thereof on the date of payment, or in a combination of cash and shares of Company Common Stock. The 1988 Plan authorizes the Committee, in the event of any tender offer or exchange offer (other than an offer by the Company) for shares of Company Common Stock, to take such action as it may deem appropriate to enable the recipients of outstanding awards to avail themselves of the benefits of such offer, including acceleration of payment or exercise dates and purchase outstanding stock options.

         During 1999, options with respect to 76,000 shares were exercised under the 1988 plan.

1999 Plan

         In May 1999 the stockholders of the Company approved the American Locker Group Incorporated 1999 Stock Incentive Plan (the "1999 Plan").

         Administration. The 1999 Plan is administered by the Stock Option-Executive Compensation Committee of the Board of Directors of the Company (the "Committee") comprised of at least two persons. The Committee has the sole discretion to interpret the 1999 Plan, establish and modify administrative rules, impose conditions and restrictions on awards, and take such other actions as it deems necessary or advisable. In addition, the full Board of Directors of the Company can perform any of the functions of the Committee under the 1999 Plan.

         Amount of Stock. The 1999 Plan provides for awards of up to 150,000 shares of Common Stock. The number and kind of shares subject to outstanding awards, the purchase price for such shares and the number and kind of shares available for issuance under the 1999 Plan is subject to adjustments, in the sole discretion of the Committee, in connection with the occurrence of mergers, recapitalizations and other significant corporate events involving the Company. The shares to be offered under the 1999 Plan will be either authorized and unissued shares or issued shares which have been reacquired by the Company.

         Eligibility and Participation. The participants under the 1999 Plan will be those employees and consultants of the Company or any subsidiary who are selected by the Committee to receive awards, including officers who are also directors of the Company or its subsidiaries. Approximately five persons will initially be eligible to participate. No participant can receive awards under the 1999 Plan in any calendar year in respect of more than 15,000 shares of Common Stock.

         Amendment or Termination. The 1999 Plan has no fixed expiration date. The Committee will establish expiration and exercise dates on an award-by-award basis. However, for the purpose of awarding incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), the 1999 Plan will expire ten years from its effective date of May 13, 1999.

         Stock Options. The Committee may grant to a participant incentive stock options, options which do not qualify as incentive stock options ("non-qualified stock options") or a combination thereof. The terms and conditions of stock option grants including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Committee. Incentive stock option grants shall be made in accordance with Section 422 of the Code.

         The exercise price for stock options will be determined by the Committee at its discretion, provided that the exercise price per share for each stock option shall be at least equal to 100% of the fair market value of one share of Common Stock on the date when the stock option is granted.

         Upon a participant's termination of employment for any reason, any stock options which were not exercisable on the participant's termination date will expire, unless otherwise determined by the Committee.

         Upon a participant's termination of employment for reasons other than death, disability or retirement, the participant's stock options will expire on the date of termination, unless the right to exercise the options is extended by the Committee at its discretion. In general, upon a participant's termination by reason of death or disability, stock options which were exercisable on the participant's termination date (or which are otherwise determined to be exercisable by the Committee) may continue to be exercised by the participant (or the participant's beneficiary) for a period of twelve months from the date of the participant's termination of employment, unless extended by the Committee. Upon a participant's termination by reason of retirement, stock options which were exercisable upon the participant's termination date (or which are otherwise determined to be exercisable by the Committee) may continue to be exercised by the participant for a period of three months from the date of the participant's termination of employment, unless extended by the Committee. If upon the disability or retirement of the participant, the participant's age plus years of continuous service with the company and its affiliates and predecessors (as combined and rounded to the nearest month) equals 65 or more, then all of the participant's options will be exercisable on the date of such disability or retirement for the exercise period stated above. In no event, however, may the options be exercised after the scheduled expiration date of the options.

         Subject to the Committee's discretion, payment for shares of Common Stock on the exercise of stock options may be made in cash, by the delivery (actually or by attestation) of shares of Common Stock held by the participant for at least six months prior to the date of exercise, a combination of cash and shares of Common Stock, or in any other form of consideration acceptable to the Committee (including one or more "cashless" exercise forms).

         Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted by the Committee to a participant either separate from or in tandem with non-qualified stock options or incentive stock options. SARs may be granted at the time of the stock option grant or, with respect to non-qualified stock options, at any time prior to the exercise of the stock option. A SAR entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of Common Stock on the exercise date over the SAR exercise price, times (ii) the number of shares of Common Stock with respect to which the SAR is exercised.

         The exercise price of a SAR is determined by the Committee, but in the case of SARs granted in tandem with stock options, may not be less than the exercise price of the related stock option. Upon exercise of a SAR, payment will be made in cash or shares of Common Stock, or a combination thereof, as determined at the discretion of the Committee.

         Change in Control. In the event of a change in control of the Company, all stock options and SARs will immediately vest and become exercisable. In general, events which constitute a change in control include: (i) acquisition by a person of beneficial ownership of shares representing 30% or more of the voting power of all classes of stock of the Company; (ii) during any year or period of two consecutive years, the individuals who at the beginning of such period constitute the Board no longer constitute at least a majority of the Board; (iii) a reorganization, merger or consolidation; or (iv) approval by the stockholders of the Company of a plan of complete liquidation of the Company.

         The following table sets forth information with respect to persons named in the Executive Compensation Table concerning the grant of options during the last fiscal year:




--------------------------------------------------------------------------------------------------------------------
                                     OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

--------------------------------------------------------------------------------------------------------------------



                                                                            Potential Realizable Value at Assumed
                                                                                 Annual Rates of Stock Price

                            Individual Grants                                Appreciation for Option Term (1)(2)
-------------------------------------------------------------------------- -----------------------------------------


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

                                 % of Total
                   Number of      Options/
                  Securities       SAR's
                  Underlying     Granted to
                   Options/      Employees     Exercise or
                 SARs Granted    in Fiscal     Base Price     Expiration
     Name             (#)           Year         ($/Sh)          Date        0%(1)        5%             10%

Edward F.           10,000         22.3%      $  8.875         5/19/09        -0-       $76,253        $193,241
Ruttenberg           5,000                    $  6.50         11/18/09
----------------------------------------------------------------------------------------------------------------------
Roy J. Glosser      10,000         14.9%      $  6.50         11/18/09        -0-       $40,878        $103,593
----------------------------------------------------------------------------------------------------------------------
David Henderson      5,000          7.5%      $  6.50         11/18/09        -0-       $20,439        $ 51,797
----------------------------------------------------------------------------------------------------------------------


(1) No gain to the optionees is possible without stock price appreciation, which will benefit all stockholders commensurately.

(2) These assumed "potential realizable values" are mathematically derived from certain prescribed rates of stock price appreciation. The actual value of these option grants depends on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

         The following table sets forth information with respect to the persons named in the Executive Compensation Table concerning the exercise of options during the last fiscal year and unexercised options held as of December 31, 1999. Share data reflects the four for one stock distribution which was distributed on June 25, 1998.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

====================================================================================================================


                           Shares                       Number of Unexercised           Value of Unexercised
                         Acquired on       Value          Options/SARs at            in-the-Money Options/SARs at
        Name            Exercise (#)    Realized ($)         FY-End(#)                       FY-End($)(1)
---------------------------------------------------------------------------------------------------------------------
                                                      Exercis-able  Unexer-cisable  Exercisable    Unexer-cisable

---------------------------------------------------------------------------------------------------------------------
Edward F. Ruttenberg         -0-            -0-              5,000        10,000         -$0-            -$0-
---------------------------------------------------------------------------------------------------------------------
Roy J. Glosser               -0-            -0-             54,000           -0-     $123,750            -$0-
---------------------------------------------------------------------------------------------------------------------
David L. Henderson           -0-            -0-             18,000           -0-     $ 59,213            -$0-
=====================================================================================================================


(1) Calculated on the basis of the closing price of the underlying securities for the most recently reported trade prior to December 31, 1999 ($5.625 per share) minus the exercise price.

ESTIMATED RETIREMENT BENEFITS

         The Company's pension plan for salaried employees provides for an annual pension upon normal retirement computed under a career average formula, presently equal to 2% of an employee's eligible lifetime earnings, which includes salaries, commissions and bonuses. The following table sets forth the approximate annual benefits payable on normal retirement pursuant to the provisions of the pension plan for salaried employees to persons in specified lifetime average annual earnings categories and years-of-service classifications.


                      Annual pension benefits for years of
                           credited service shown(1)

Lifetime average
annual earnings                     10 years                        20 years                       30 years
---------------                     --------                        --------                       --------

         50,000                       10,000                          20,000                         30,000
         75,000                       15,000                          30,000                         45,000
        100,000                       20,000                          40,000                         60,000
        125,000                       25,000                          50,000                         75,000
        150,000                       30,000                          60,000                         90,000



(1) Pension benefit amounts listed in the table are not subject to deduction for Social Security benefits.

         Roy J. Glosser is credited with eight years service under such plan, David L. Henderson is credited with ten years service and Edward F. Ruttenberg is credited with two years of service.

         Effective February 1, 1999, the Company has established a 401(K) Plan under which it matches employee contributions at the rate of $.10 per $1.00 of employee contributions up to 10% of employee's wages.

SUPPLEMENTAL RETIREMENT PLAN

         In December 1997, the Board of Directors of the Company adopted the American Locker Group Incorporated Supplemental Executive Retirement Plan (the "Supplemental Plan"), effective January 1, 1998. The Supplemental Plan provides for supplemental retirement benefits to certain executive level employees of the Company as established by the Executive Compensation Committee of the Board of Directors from time to time. No director of the Company may be the beneficiary of the Supplemental Plan unless such director also serves as an employee of the Company.

         The Supplemental Plan provides for payment by the Company to the participant of a specified monthly benefit and the provision by the Company of supplemental medical benefits for the benefit of the participant and his dependents (the "Health Benefit"). The obligations of the Company under the Supplemental Plan are triggered by the actual retirement of the participant (defined as the date on which the participant ceases, for reasons other than death, all active employment with the Company) or upon a change of control. For purposes of the Supplemental Plan, "Change of Control" is defined as a change in ownership or control of the Company such that (i) any person, as defined in
Section 13(d) or 14(d) of the Securities and Exchange Act of 1934 becomes beneficial owner of more than 50% of the Company; (ii) during any two year period (including periods prior to the adoption of the Supplemental Plan) there shall cease to be a majority of the Board of the Company comprised of individuals who at the beginning of such period were on the Board and any new members whose election was approved by a vote of the majority of the directors who were then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved; or (iii) the stockholders of the Company approve a merger or consolidation of the Company (other than merger or consolidation, which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the combined voting power of the surviving entity after the merger or consolidation), the approval by the stockholders of the Company of a complete liquidation of the Company, or the Company enters into a plan to sell all or substantially all of the Company's assets, in a single transaction or series of related transactions.

         The Supplemental Plan also provides that upon the death of a participant, the Company shall continue to pay to the participant's spouse for the remainder of such spouse's life an amount equal to one-half of the benefit paid to the participant and to continue to provide the Health Benefit for the benefit of such spouse.

         In December 1997, the Board designated Harold J. Ruttenberg as a participant in the Supplemental Plan and designated his monthly benefit, payable upon actual retirement or change of control as defined above, as $12,500 per month. As a result of Mr. Harold Ruttenberg's death, on August 15, 1998, benefits of $6,250 per month became payable to Mr. Harold Ruttenberg's spouse pursuant to the Supplemental Plan.

REPORT ON EXECUTIVE COMPENSATION

         This Report on Executive Compensation is furnished by the Stock Option-Executive Compensation Committee of the Board of Directors (referred to as the "Committee").

         In accordance with the rules of the Securities and Exchange Commission, this report is not incorporated by reference into any of the Company's registration statements under the Securities Act of 1933.

         The Committee consists of three members,   Thomas  Lynch IV, Jeffrey C.
Swoveland and Donald I. Dussing, Jr., all of whom are disinterested non-employee directors.

         The Committee is responsible for all aspects of executive compensation of the Company. It determines levels of executive compensation for each of the two principal executive officers of the Company and administers the Company's 1999 Stock Incentive Plan, the Company's 1988 Stock Incentive Plan, and the Supplemental Retirement Plan. Following its deliberations, the Executive Committee makes periodic reports to the entire Board of Directors.

         Compensation Philosophy - The Company's overall executive compensation objective is to attract and retain qualified executive officers by compensating them at levels comparable to those at similar businesses. The Company's compensation program for executive officers consists of five components:

                  (1)      base salary;
                  (2)      participation in bonus distributions;
                  (3)      participation in other welfare   and   benefit  plans
                           available to employees   of   the   Company   and its
                           subsidiaries generally;
                  (4)      participation in the 1999 Stock Incentive Plan;
                  (5)      participation in the Supplemental Retirement Plan.

         Salary - The Committee reviews and, if appropriate, revises salary levels for the two principal executive officers of the Company annually. Salary adjustments made by the Committee generally become effective January 1 of each fiscal year.

         Executive officer salaries are determined in light of individual performance and corporate performance. In fixing the Chief Executive Officer's salary, the Committee also considers his effectiveness in achieving expansion and growth objectives of the Company.

         Bonus Distribution - The Committee, on an annual basis at the end of each fiscal year, allocates to key employees of the Company discretionary bonuses. These bonuses are drawn from a pool established at the time by the Committee based on factors including the operating results of the Company for such fiscal year. The Chief Executive Officer and the President make recommendations to the Committee for all eligible employees but decisions as to the amount of any such bonus to the two principal executive officers is determined by the Committee based on performance data submitted to it. The bonuses are paid in cash.

         1999 Stock Incentive Plan - The Stockholders of the Company adopted the 1999 Stock Incentive Plan in May 1999 to recruit and retain highly qualified managers, consultants and staff. The Committee administers the Plan which includes directing the amount of stock options awarded, selecting the persons to receive stock option awards, determining the terms, provisions and exercise prices for the stock options. The actual amount earned by any individual who receives stock options is determined by the performance of the Company's stock. The Committee uses the level of responsibility of an individual as a guideline to establish the size of stock option awards.

         Other Plans - The Company maintains other pension benefit and welfare plans for employees of the Company and its subsidiaries, including a defined benefit plan, a 401(k) plan, medical, disability and life insurance plans. Executive officers participate in these plans on a non-preferential basis.

         Supplemental Retirement Plan - Certain executive officers are eligible to participate in the Company's Supplemental Retirement Plan which provides for supplemental retirement benefits to certain executive level employees of Company. The Supplemental Retirement Plan is administered by the Committee. As of December 31, 1999, no present officer or employee of the Company had been granted rights under the Supplemental Retirement Plan.

         Compensation of Executive Officers in 1999 - The Committee increased 1999 base compensation (excluding bonuses to executive officers) by 5% with respect to Mr. Glosser and did not increase base compensation with respect to Mr. Ruttenberg in 1999.

         In May 1999, options with respect to 10,000 shares of common stock were granted to executive officers of the Company. In November 1999, options with respect to 20,000 shares of common stock were granted to executive officers of the Company.

         The Committee believes that executive compensation fairly reflects the benefits received by the Company stockholders.

         Compensation of Chief Executive Officer - Mr. Ruttenberg's compensation is based on the same philosophy and policies for all executive officers and includes the same components as the executive officers. In November 1999, to assure Mr. Ruttenberg's continued service to the Company, he and the Company entered into a three year employment agreement. In 1999 he was awarded options to purchase 15,000 shares of common stock from the Company. The Committee believes that Mr. Ruttenberg's compensation is reasonable, competitive and fair.

         Deductibility of Executive Compensation - Section 162(a) of the Internal Revenue Code imposes limits on tax deductions for annual compensation paid to a chief executive officer and other highly compensated officers unless the compensation qualifies as "performance-based" or is otherwise exempt under the law. The current levels of compensation of the executive officers of the Company are substantially below the levels at which the limitations of Section 162 are applicable. In the event that levels of compensation rise such that
Section 162 should become applicable, the Committee intends to comply with the limitations of Section 162 unless such compliance is determined by the Committee not to be in the best interest of the Company at such time.

                               THE STOCK OPTION-EXECUTIVE COMPENSATION COMMITTEE


                                              Thomas Lynch IV
                                              Jeffrey C. Swoveland
                                              Donald I. Dussing, Jr.




COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  No member of the Executive Compensation-Stock Option Committee is an officer or employee of the Company. No other member of the Committee has a current or prior relationship, and no officer who is a statutory insider of the company has a relationship to any other company, required to be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

EMPLOYMENT AND OTHER CONTRACTS

Edward F. Ruttenberg

         In November 1999, the Company entered into an employment agreement with Edward F. Ruttenberg, effective November 18, 1999 (the "Ruttenberg Agreement"). The Ruttenberg Agreement provides, among other things, (i) that the term of employment will expire on November 18, 2002, (ii) that base salary will be $14,583 per month, plus any increase in base salary and any incentive compensation as determined by the Board of Directors of the Company, and (iii) that upon the occurrence of a "Trigger Event," Mr. Ruttenberg will be entitled to receive as a special bonus an amount equal to two times his annual base salary at the rate in effect on the closing of such Trigger Event plus the annual bonus, if any, received with respect to the most recently completed fiscal year of the Company. For purposes of the Ruttenberg Agreement, a Trigger Event shall mean the occurrence of the event described in subsection (i) below and one or more of the events described in subsection (ii) below; (i) any Rights issued under the American Locker Group Incorporated Stock Rights Agreement dated November 18, 1999 become exercisable under terms of such Rights Agreement, as amended and in effect from time to time, and (ii) the occurrence of any of the following: (a) a substantial reduction in the base salary, benefits or perquisites provided Mr. Ruttenberg; (b) a relocation of the Company's principal place of business to a location which is more than 50 miles from its current location in Jamestown, New York; or (c) the assignment to Mr. Ruttenberg of any duties inconsistent in any respect with Mr. Ruttenberg's current position with the Company (including status, offices, titles and reporting requirements), or any action by the Company which results in diminution in such position, or Mr. Ruttenberg's current authority, duties or responsibilities, but excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company.

         The Ruttenberg Agreement also provides that in the event of permanent disability, the Company shall pay the employee 100% of his base salary at the rate then in effect for a period of six months from the date of disability and at the rate of 60% thereafter for the balance of the term of the agreement. The Ruttenberg Agreement also provides that such payments shall be reduced by any payments to which Mr. Ruttenberg is entitled under any disability plan then maintained by the Company and by any payments to which Mr. Ruttenberg is entitled under the Federal Social Security disability program.

Roy J. Glosser

         In May 1996, the Company entered into an employment  agreement with Roy
J. Glosser, effective May 21, 1996, and amended effective March 3, 1999 (as so amended, the "Glosser Agreement"), pursuant to which Mr. Glosser became President and Chief Operating Officer of the Company. The Glosser Agreement provides, among other things (i) that the term of employment will expire on June 30, 2002, (ii) that the base compensation will be $13,125 per month, plus any increase in base salary and any incentive compensation as determined by the

Board of Directors of the Company, and (iii) that in the event of the sale of the Company, Mr. Glosser will be entitled to an incentive bonus equal to one year's base salary in effect at the date of the sale.

         The Glosser Agreement defines "sale of the Company" as any merger or sale of substantially all assets of the Company or the sale or exchange to or with one entity or group acting in concert of more than a majority of the outstanding shares of the Company entitled to vote upon the election of directors.

         The Glosser Agreement also provides that in the event of permanent disability, the Company shall pay the employee 100% of his base salary at the rate then in effect for a period of six months from the date of disability and at the rate of 60% thereafter for the balance of the term of the agreement. The Glosser Agreement also provides that such payments shall be reduced by any payments to which Mr. Glosser is entitled under any disability plan then maintained by the Company and by any payments to which Mr. Glosser is entitled under the Federal Social Security disability program.

CUMULATIVE TOTAL STOCKHOLDER RETURN

         The graph set forth below shows the cumulative total stockholder return (i.e., price change plus reinvestment of dividends) on the Common Stock from the first day of trading in the Common Stock for the past five calendar years as compared to the Russell 2000 Index and a peer group consisting of a group of business equipment manufacturers, including Hon Industries, Miller Herman, Xerox Corporation and Pitney Bowes. The graph assumes that $100 was invested on January 1, 1995.



--------------------------------------------------------------------------------
                               1994     1995     1996     1997    1998     1999
                               ----     ----     ----     ----    ----     ----
AMERICAN LOCKER GROUP INC.    100.00   215.00   270.00   500.00  2020.00  450.00
  PEER GROUP INDEX            100.00   138.61   169.91   251.42   340.43  194.43
  RUSSELL 2000 INDEX          100.00   128.44   149.77   183.23   178.09  212.98
--------------------------------------------------------------------------------



In accordance with the rules of the Securities and Exchange Commission, this presentation is not incorporated by reference into any of the Company's registration statements under the Securities Act of 1933.

OTHER TRANSACTIONS

         Charles E. Harris, Secretary of the Company, is also a partner in Kirkpatrick & Lockhart LLP which has provided legal services to the Company and its subsidiaries since May 1973 and will continue to provide such services in the future. Mr. Alan H. Finegold was until October 1997 a partner in Kirkpatrick & Lockhart LLP.

         Alan H. Finegold, a director of the Company, was paid $18,000 for consulting services to the Company in 1999 pursuant to a consulting arrangement under which Mr. Finegold is paid $4,500 per calendar quarter. The arrangement may be discontinued by the Company or Mr. Finegold at any time.

         Donald I. Dussing, Jr., a director of the Company, is President of the Buffalo Division of Manufacturers and Traders Trust Company, which has loaned money to the Company under a term loan and revolving credit facility.

         One of the Company's subsidiaries entered into a Manufacturing Agreement with Signore, Inc., to furnish fabricating, assembly and shipping services. The Agreement became effective on January 1, 1989, for a term which expires April 30, 2000. It is anticipated that the Company and Signore, Inc. will enter into an extension of this Agreement. The Agreement provides that the cost to the Company for these services be equal to Signore's cost divided by 80%. Pursuant to the Manufacturing Agreement, the Company purchased $3,729,969 and $4,151,835 of material from Signore, Inc. during 1999 and 1998, respectively, at prices that the Company believes are at arm's length. Alexander Ditonto serves as Chairman of Signore, Inc. and is the father-in-law of Roy J. Glosser.

         One of the Company's subsidiaries purchases fabricated parts from Rollform of Jamestown, Inc., a rollforming company owned by Edward F.
Ruttenberg, his wife and family, and other relatives of Mr. Edward F. Ruttenberg. Pursuant to this arrangement, the Company purchased $217,685, $283,345, and $114,004 of materials from Rollform of Jamestown, Inc. in 1999, 1998 and 1997 respectively, at prices that the Company believes are at arms length.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         To the knowledge of the management of the Company, only the following persons or groups owned of record or beneficially 5% or more of the outstanding Common Stock of the Company as of March 22, 1999:

Name and Address of                     Amount and Nature of            Percent
 Beneficial Owner                       Beneficial Owner               of Class
-------------------                     ------------------            ---------

Estate of Harold J. Ruttenberg                 498,996                     21.9%
The Atrium
307 S. Dithridge Street
Pittsburgh, PA 15213


Katherine M. Ruttenberg                        202,000                      8.8%
The Atrium
307 S. Dithridge Street
Pittsburgh, PA 15213

Avocet Capital Management, L.P.                203,500(1)                8.9(1)%
111 Congress Avenue, Suite 1600
Austin, TX  78701

----------

(1) Includes shares held by certain entities and individuals which have made a joint filing under Securities and Exchange Commission regulations.

                              INDEPENDENT AUDITORS

         The Board of Directors of the Company has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2000 and to report on such audit to the stockholders of the Company. The firm of Ernst & Young LLP has audited the Company's books annually since 1964. The Company has been advised that the representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and they will have an opportunity to make a statement, if they desire to do so and they will be available to respond to appropriate questions.

                                  OTHER MATTERS

         The management of the Company knows of no other matters which are to be brought before the Annual Meeting other than those matters set forth in this Proxy Statement. However, if any other matters come before the meeting, the holders of the proxies will vote on such matters in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Under Rule 14a-8 of the Securities and Exchange Commission, any stockholder who intends to submit a proposal for action at the 2001 Annual
Meeting of Stockholders must provide notice to the Company which must be received by the Secretary of the Company before December 6, 2000 in order for the proposal to be included in management's proxy statement and form of proxy relating to the 2001 Annual Meeting of Stockholders.

                            By Order of the Board of Directors

                                     Charles E. Harris
                                         Secretary

April 6, 2000

PROXY

                       AMERICAN LOCKER GROUP INCORPORATED

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       AMERICAN LOCKER GROUP INCORPORATED

          The undersigned hereby appoints Edward F. Ruttenberg and Roy J. Glosser, and each of them, with power of substitution in each, and in place of each, in case of substitution, his substitute, as proxies or proxy to represent the undersigned at the Annual Meeting of Stockholders of American Locker Group Incorporated to be held at the offices of Kirkpatrick & Lockhart LLP, Oliver Building (Second Floor), 535 Smithfield Street, Pittsburgh, Pennsylvania 15222, on May 16, 2000 at 10:00 A.M., Eastern Daylight Time, and at any adjournments thereof, and to vote with respect to all shares, as fully as the undersigned would be entitled to vote if personally present (a) in the manner designated hereon with respect to Proposal 1, and (b) in their discretion on such other matters as may properly come before the meeting.

                     (Please Date and Sign on Reverse Side)






1. ELECTION OF BOARD OF DIRECTORS OF SEVEN MEMBERS

   FOR all nominees       WITHHOLD     Alan H. Finegold, Roy J. Glosser,
   listed (except as      AUTHORITY    Thomas Lynch, IV, Edward F. Ruttenberg,
   otherwise indicated   to vote for   James E. Ruttenberg, Jeffrey C. Swoveland
   with respect to       all nominees  and Donald J. Dussing, Jr.
   individual nominees)    listed

     ----                                ----
   (To withhold authority to vote for an individual nominee, write his name on the following line.)


   ----------------------------------------
   (The shares represented by this proxy will be voted "FOR" each nominee unless authority to vote is withheld in the manner provided above.)



                                       23